                        Liberty Financial Companies, Inc.
                 Exhibit 12 - Statement re Computation of Ratios
                                 ($ in millions)
                                      Three Months Ended     Nine Months Ended
                                         September 30          September 30
                                      ------------------     ------------------
                                         1998      1997         1998      1997
                                      --------  --------     --------  --------
Earnings:
 Pretax income                          $49.4     $47.8       $138.3    $143.5
  Add fixed charges:
   Interest on indebtedness               5.2       5.3         15.4      16.2
   Portion of operating leases
    representing the interest factor      1.1       1.0          3.2       3.1
   Accretion to face value of
    redeemable convertible
    preferred stock                       0.2       0.2          0.6       0.6
                                      --------  --------     --------  --------
 Sub-total of income as adjusted         55.9      54.3        157.5     163.4
   Interest on fixed annuities
    and financial products              143.3     150.9        425.6     445.4
                                      --------  --------     --------  --------
 Total income as adjusted              $199.2    $205.2       $583.1    $608.8
                                      ========  ========     ========  ========
Fixed charges:

 Interest on indebtedness                $5.2     $ 5.3        $15.4     $16.2
 Portion of operating leases
  representing the interest factor        1.1       1.0          3.2       3.1
 Accretion to face value of
  redeemable convertible
  preferred stock                         0.2       0.2          0.6       0.6
                                      --------  --------     --------  --------
 Sub-total of fixed charges               6.5       6.5         19.2      19.9
 Interest on fixed annuities
  and financial products                143.3     150.9        425.6     445.4
                                      --------  --------     --------  --------
 Combined fixed charges                 149.8     157.4        444.8     465.3
 Preferred stock dividends                0.4       0.4          1.1       1.1
                                      --------  --------     --------  --------
 Fixed charges and preferred
  stock dividends                      $150.2    $157.8       $445.9    $466.4
                                      ========  ========     ========  ========

Ratio of earnings to fixed charges:

 Excluding interest on fixed
  annuities and financial products       8.60x     8.35x        8.20x     8.21x
                                      ========  ========     ========  ========

 Including interest on fixed
  annuities and financial products       1.33x     1.30x        1.31x     1.31x
                                      ========  ========     ========  ========

Ratio of earnings to combined fixed
 charges and preferred stock dividends:

  Excluding interest on fixed
   annuities and financial products      8.10x     7.87x        7.76x     7.78x
                                      ========  ========     ========  ========

  Including interest on fixed
   annuities and financial products      1.33x     1.30x        1.31x     1.31x
                                      ========  ========     ========  ========